Donna M. Levy                                                          Exhibit 5
Counsel

                                                       250 West Pratt Street
                                                       23rd Floor
                                                       Baltimore MD, 21201-2437


[LOGO]

January 24, 2002

Constellation Energy Group, Inc.
250 W. Pratt Street
Baltimore, Maryland  21201

Gentlemen:

     This opinion is provided in connection with the Registration Statement, which also acts as a post-effective amendment to Registration Statement 333-36380 (the "Registration Statement") being filed by Constellation Energy Group, Inc. ("Constellation") with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 regarding the proposed issuance of up to $2,500,000,000 principal amount of unsecured debt ("Debt").

     I am a Senior Counsel in the corporate unit of the legal department of Constellation, a Maryland corporation. I am generally familiar with Constellation's corporate history, properties, operations, Charter (including amendments, supplements, and restatements thereto), the issuance of its securities outstanding, and the indenture under which its debt is issued. In connection with this opinion, I have considered, among other things (1) the Charter of Constellation; (2) the By-Laws of Constellation; (3) the Indenture dated as of March 24, 1999, from Constellation to The Bank of New York (the "Indenture") under which the Debt will be issued; (4) the corporate proceedings for the approval of the issuance and sale of the Debt; (5) the Registration Statement; (6) the purchase agreement (including the standard purchase provisions) filed as an exhibit to the Registration Statement (the "Purchase Agreement"); and (7) such other documents, transactions, and matters of law as I deemed necessary in order to render this opinion.

     This opinion is subject to (1) the proper execution, authentication, and delivery of the Debt upon receipt of the purchase price pursuant to the Purchase Agreement; (2) the qualification of the Indenture under the Trust Indenture Act of 1939; and (3) the Registration Statement becoming effective under the Securities Act of 1933.

     Based on the foregoing, I am of the opinion that the Debt, when issued and delivered pursuant to the Purchase Agreement, will constitute legally issued and binding obligations of Constellation.

     I express no opinion as to the law of any jurisdiction other than the law of the State of Maryland and the law of the United States of America. The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of Maryland and the United States of America as currently in effect.

     This opinion is provided solely for your benefit and may not be relied upon by, or quoted to, any other person or entity, in whole or in part, without my prior written consent.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me in the Registration Statement (and any amendments thereto) or the prospectus constituting a part of the Registration Statement (and any amendments or supplements thereto).

                                                              Very truly yours,

                                                              /s/Donna M. Levy